FOR IMMEDIATE RELEASE

LANGER INC. ANNOUNCES SALE OF LANGER ORTHOTICS BUSINESS

New York, New York – October 27, 2008 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) today announced the sale of substantially all of the operating assets related to its Langer branded custom orthotics and related products business to an affiliate of The Orthotic Group, a leading manufacturer of prescription custom foot orthotics, orthotic footwear and gait analysis equipment headquartered in Markham, Ontario. The Company’s Deer Park, NY facility as well as its sales office in Markham, Ontario are included in the transaction. The purchase price was approximately $4.7 million paid in cash at closing, including $475,000 to be placed in escrow to satisfy potential indemnification claims. The purchase price will be subject to a post-closing working capital adjustment within approximately 90 days.

Net proceeds, after transaction costs, are expected to be approximately $4.1 million. The Company expects to recognize a minimal gain on the sale.

Langer, Inc. will continue to exist as a corporate entity and its ongoing business will include that of its wholly-owned subsidiaries Silipos Inc. and Twincraft Inc. In connection with this sale transaction, Langer has agreed to seek a change of its corporate name at its next annual shareholders meeting.

Langer was represented in the transaction by The Walden Group, a strategic healthcare investment banking firm based in Tarrytown, NY.

Langer, Inc., through its wholly owned subsidiary Silipos, is a provider of quality medical products to the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft and Silipos, the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. Langer is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT. You can learn more about us by visiting our website at http://www.langercorporate.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langercorporate.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
   (212) 687-3260
ghudkins@langercorporate.com